Exhibit 10.1

FISCAL 2005 COMPENSATION PAYABLE TO NON-MANAGEMENT DIRECTORS

On March 2, 2005, the Board of Directors of Collegiate Pacific Inc. approved the payment of the following compensation to each non-management director of the Board in respect of his service to the Board in fiscal 2005, which ends on June 30, 2005:

(1) an annual retainer of $7,500 payable at the end of fiscal 2005;

(2)	a stock option grant of 5,000 shares per non-management director on March 2, 2005; and

(3)	reimbursement of customary expenses for attending Board, committee and shareholder meetings.